EXHIBIT 10.11

AGREEMENT

This AGREEMENT is made and entered into this 31 day of August, 2015, by and between El Capitan Precious Metals, Inc., a Nevada corporation of Scottsdale, Arizona, hereinafter referred to as "ECPN" and Charles L. Wickham, Jr. of Charlotte, North Carolina, hereinafter referred to as "Wickham".

In consideration of the mutual promises and covenants herein contained, the Parties do hereby agree as follows:

1.     The Parties acknowledge and agree that ECPN is desirous of obtaining interim financing for its ongoing business operations and that Wickham is willing to loan or otherwise provide ECPN such monies pursuant to the terms and conditions set out in this Agreement.

2.     Wickham shall loan or otherwise provide to ECPN the total amount of One Hundred Thousand Dollars ($100,000.00) upon execution of this Agreement.

3.     ECPN shall make repayment of the proceeds which ECPN receives from Wickham as soon as is reasonably possible from the revenues which ECPN generates after execution of this Agreement as hereinafter set out. ECPN shall pay to Wickham one-half (1/2) of the gross revenues which ECPN receives from its mining activities hereinafter until all principal and interest owed by ECPN to Wickham pursuant to this Agreement are repaid in full. However, under any circumstances, the full amount of principal and interest owed by ECPN to Wickham must be paid no later than November 15, 2015.

4.     In addition to the repayment of the principal amount of One Hundred Thousand Dollars ($100,000.00), ECPN shall pay interest thereon to Wickham at the rate of two percent (2%) per annum.

5.     In return for such payments as set out in the previous paragraph, ECPN shall issue to Wickham, or his designees, common stock of ECPN pursuant to SEC Rule 144. The total number of such shares of ECPN common stock shall be in the amount of two million (2,000,000) shares. ECPN shall make such transfer of shares to Wickham as soon as is reasonably possible after receipt of payment from Wickham pursuant to this Agreement.

6.     ECPN shall use the proceeds to be received from Wickham pursuant to this Agreement to pay for the annual lease payments to the BLM and to pay for the lease of a crusher unit to be used at the El Capitan Mine Site. Each of the two amounts are expected to be approximately Thirty Thousand Dollars ($30,000.00), for a total of Sixty Thousand Dollars ($60,000.00). The approximate balance of Forty Thousand Dollars ($40,000.00) will be used for working capital for ECPN.

7.     ECPN shall not make any payment from the loan proceeds described in Paragraph 2 above to any officer, director, employee, insider, or agent of ECPN, except as specifically agreed to by Wickham in writing. In addition, ECPN shall not pay any compensation to such persons until the loan proceeds are fully repaid.

8.     ECPN shall hold Wickham harmless and indemnify Wickham for liability or damages caused by the activities of ECPN, for any claim or damages resulting from the activities conducted or undertaken pursuant to this Agreement.

9.     This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter addressed herein. All prior and contemporaneous agreements, understandings, conditions, warranties, and representations are hereby superseded by this Agreement.

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10.     Any modification or change in this Agreement must be in writing, executed by an officer of ECPN and Wickham. No representative has the right or authority to make any oral or written modifications of this Agreement.

11.     Should one of the sections or provisions of this Agreement, or any word, phrase, sentence, clause, or paragraph thereof be declared invalid, illegal, or unenforceable in any respect by any federal, state, county, or municipal government, such validity, legality, and enforceability of the remaining sections and provisions hereof and any other applications thereof shall not in any way be affected or impaired thereby and will remain in full force and effect as if such invalid or illegal sections or provisions were omitted.

12.     No waiver of any breach of any condition, covenant, or agreement herein shall constitute a continuing waiver or a waiver of any subsequent breach of the same or any other condition, covenant, or agreement.

13.     The Parties agree to negotiate in good faith to resolve any disputes, disagreements. questions, claims, or similar matters in regard to this Agreement or any matter in regard to the relationship between themselves. If such matters cannot be resolved by negotiation between the Parties, such matters shall be resolved by using a single arbitrator and procedures established by such arbitrator. Judgment upon any award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover all expenses of arbitration, including reasonable attorney's fees. Venue of such arbitration shall be in Maricopa County, Arizona. Either Party may make a demand for arbitration by filing the demand in writing with the other Party. This provision for arbitration shall be an absolute bar to any other legal proceedings between the Parties hereto. This Agreement shall be construed in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Charles C. Mottley	By:	/s/ Charles L. Wickham, Jr.
	Charles C. Mottley		Charles L. Wickham, Jr.
Its Officer

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